Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Option and Incentive Plan, the 2017 Equity Incentive Plan, and the 2017 Employee Stock Purchase Plan of ForeScout Technologies, Inc., of our report dated March 31, 2017 (except as to the fifth paragraph of Note 1, as to which the date is October 16, 2017), included in the Registration Statement (Form S-1 No. 333-220767) and related Prospectus of ForeScout Technologies, Inc., for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
October 27, 2017